LIMITED LIABILITY COMPANY AGREEMENT
OF
ALLEGHENY ENERGY GLOBAL MARKETS, LLC

            This Limited Liability Company Agreement (this "Agreement") of Allegheny Energy Global Markets, LLC (the "Company"), a limited liability company organized pursuant to the Limited Liability Company Act of the State of Delaware, as amended from time to time (the "Act"), entered as of the 8th day of January, 2001, by and between the Company and Allegheny Energy Supply Company, LLC ("Supply"), a Delaware limited liability company, as the sole member and manager of the Company (the "Member").

WHEREAS, the Company was formed on January 3, 2001, by the filing of a Certificate of Formation for such limited liability company in the office of the Secretary of State of the State of Delaware; and

WHEREAS, the Company joins in this Agreement for the purposes of evidencing its adoption of such provisions and its agreement to perform and be bound by all obligations imposed on it hereunder.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Member and the Company agree as follows:

1. Name. The name of the limited liability company organized hereby shall be Allegheny Energy Global Markets, LLC.

2. Term. The term of the Company shall continue until the Company is dissolved in accordance with the Agreement or the Act.

            3.     Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

            5.     Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

6. Member. The name of the Member is as set forth above in the preamble to this Agreement. As of the date hereof, the Member is the sole member of the Company.

            7.     Management. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. The Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the Certificate of Formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

8. Fiscal Year. The fiscal year of the Company shall be the calendar year.

9. Distributions. Distributions shall be made to the Member at such times and in such aggregate amounts as determined by the Member.

10. Assignments. The Member may transfer or assign in whole or in part its limited liability company interest.

11. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

12. Dissolution. (a) The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(i) the determination of the Member that the Company shall be dissolved;
(ii) the resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company; or
(iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
(b) Any assets remaining after the satisfaction of the obligations of the Company and the establishment of appropriate reserves shall be distributed to the Member.
13. Liability of Member. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided in the Act.

            14.   Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless the Member from and against, and (subject to the following sentence of this Section 15) shall advance expenses to the Member incurred in connection with, any and all claims and demands whatsoever relating to the Company or its business. The Company shall advance expenses as aforesaid only upon receipt of an undertaking from the Member to repay any such advances if it is ultimately determined that the Member is not entitled to be indemnified as provided herein.

15. Treatment for Tax Purposes. The Member hereby agrees to disregard the Company as a separate entity for tax purposes.

16. Amendment. This Agreement may be amended by the Member.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.
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ANNEX I

Percentage Interests of the Members of Allegheny Energy Global Markets, LLC

Allegheny Energy Supply Company, LLC	100%